Exhibit 10.8

CONSULTANT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of September 1, 2021 between CooperativeHealth, LLC (hereinafter referred to as “CONSULTANT”) and CardieX Limited, (hereinafter referred to as “CLIENT”).

WHEREAS, CLIENT desires to retain the services of CONSULTANT for the purpose of providing executive management services for the CLIENT’s business.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS SET FORTH BELOW, CLIENT AND CONSULTANT HEREBY AGREE AS FOLLOWS:

1.	Services

1.1	CONSULTANT’s services hereunder shall commence on September 1, 2021 and end on August 30, 2025 (the “Term”). This Agreement may be extended beyond the Term for any such period as agreed between the parties (the “Extended Term”).

1.2	CONSULTANT’s services shall be such that are assigned to CONSULTANT by the Company’s Board of Directors (the “Board”).

1.3	During the Term the CONSULTANT shall hold the title of “Chief Executive Officer” with the CLIENT.

2.	Termination and Termination Benefits.

(a) Termination other than for Cause, Death, or Disability or Resignation for Good Reason outside the Change in Control Period. If the Company terminates CONSULTANT’s contract with the Company other than for Cause (as defined below), death or Disability (as defined below), or CONSULTANT terminates this contract for Good Reason, then, subject to Section 8, CONSULTANT will receive the following benefits:

(i) Base Compensation. Continuing payments of Base Compensation pay at a rate equal to CONSULTANT’s Base Compensation as in effect immediately prior to such termination (or if such termination is a resignation for Good Reason due to a material reduction of Base Compensation, as in effect immediately before such reduction) for 12 months from the date of CONSULTANT’s termination of contract, which will be paid in accordance with the Company’s normal payroll practices.

(ii) Additional Compensation. A lump sum payment, equal to (i) CONSULTANT’s Target Bonus as in effect for the year of CONSULTANT’s contract termination multiplied by (ii) the fraction obtained by dividing (x) the number of days that CONSULTANT is contracted with the Company in such year by (y) the total number of days in such year. The payment pursuant to this Section 2(a)(ii) will be paid on the Initial Payment Date (as defined below).

(b) Voluntary Resignation; Termination for Cause, Death, or Disability. If CONSULTANT’s contract with the Company is terminated (i) voluntarily by CONSULTANT (other than for Good Reason) or (ii) by the Company for Cause or as a result of CONSULTANT’s death or Disability, then CONSULTANT will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of CONSULTANT’s contract with the Company, CONSULTANT will be entitled to receive all expense reimbursements and other benefits due to CONSULTANT under any Company-provided plans, policies, and arrangements.

(d) Exclusive Remedy. In the event of a termination of CONSULTANT’s contract with the Company, the provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which CONSULTANT or the Company may otherwise be entitled, whether at law, tort or contract, in equity. CONSULTANT will be entitled to no benefits, compensation or other payments or rights upon termination of this contract other than those benefits expressly set forth in this Section 2.

(e) Compliance: Notwithstanding any other clause in this agreement, CONSULTANT agrees that the obligation of the Company to pay any amount to him pursuant to clause 2(a) of this agreement is and remains subject to:

(i) the Corporations Act 2001 (Cth) (Corporations Act);

(ii) the ASX Listing Rules;

(iii) provision of any other laws and regulations; and

(iv) any shareholder approvals that the Company is required to obtain prior to the payment of any such amount to CONSULTANT in accordance with the Corporations Act, the ASX Listing Rules, or all.

(f) Where Section 2(a) is not approved by Shareholders of the Company, the CONSULTANT will be entitled to Compensation equal to 6 months from the date of CONSULTANT’s termination of contract, on the terms as set out in Section 2(a).

(g) “for Cause” means, in respect of the Company’s ability to terminate this agreement, the following circumstances arising:

(i) the CONSULTANT engaging in conduct which the Company’s board determines, acting reasonably, to constitute an act of serious or willful misconduct;

(ii) a breach by the CONSULTANT of the terms of this agreement, which if capable of remedy, after notice from the board to CONSULTANT, has gone unremedied for longer than 30-days; or

(h) “Control” in relation to an entity, the power to directly or indirectly:

(i) control the membership of the board or other governing body of the entity;

(ii) control the entity within the meaning of section 50AA of the Corporations Act 2001 (Cth); or

(iii) direct the management and policies of that entity, whether by means of trusts, deeds, agreements, arrangements, undertakings, practices, the ownership of any interest in shares or in any other way, and a Change in Control occurs if a person who Controls any entity ceases to do so, or if another person acquires Control of it.

(i) “Change in Control Period” means a period of 120 days commencing on the occurrence of a Change in Control, or such period required by a person who acquires Control of the Company, whichever period is lesser.

(j) “Disability” means in respect of the CONSULTANT, where the CONSULTANT suffers a disability, by accident or illness, materially affecting the CONSULTANT’s ability to carry out their obligations under this agreement.

(k) “Initial Payment Date” shall be the first payroll date on or following the 60th day following termination of CONSULTANT’s services.

(l) “Good Reason” means, in respect of the CONSULTANT’s ability to terminate this agreement, the following circumstances arising:

(i) The Company reducing the Base Compensation payable to the CONSULTANT under this agreement; or

(ii) The Company is subject to a Change in Control; or

(iii) CONSULTANT is subject to sexual harassment or discrimination;

(iv) CONSULTANT is required to geographically relocate outside of the United States of America;

(v) CONSULTANT is subject to material diminution, or a reduction in authority, duties, or responsibilities; or

(vi) Any reduction in or non-payment of the “Target Bonus”;

or

(vii) A breach by the Company of the terms of this agreement, which if capable of remedy, after notice from the board to CONSULTANT, has gone unremedied for longer than 30-days.

2.	Compensation

Base Compensation. During the Term, the Company will pay CONSULTANT an annual base compensation of US$420,000.00 as compensation for CONSULTANT’s services (the “Base Compensation”). CONSULTANT’s Base Compensation will be subject to review annually and adjustments will be made based upon the Company’s normal performance review practices, in the Company’s sole discretion.

Bi-annual Bonus. CONSULTANT will be eligible to receive a bi-annual discretionary bonus based upon achievement of performance objectives to be determined by the Remuneration Committee of the Board in its discretion/agreed upon in good faith by the Board and CONSULTANT. (each, a “Bi-annual Bonus”). Each of CONSULTANT’s Bi-annual Bonus payments will be targeted up to 25% of CONSULTANT’s Base Salary (the “Target Bonus”).

The amount of each Bi-annual Bonus (if any) will be based upon the level of achievement of the applicable performance objectives, as determined by the Remuneration Committee of the Board in its sole discretion. To earn each Bi-annual Bonus, CONSULTANT must remain contracted through the period the Bi-annual Bonus is paid. Any Bi-annual Bonus that is earned will be paid within 45-days following the end of the period to which the Bi-annual Bonus relates. The Target Bonus will be subject to review and adjustments will be made based upon the Company’s Remuneration Committee’s normal performance review practices.

Equity. CONSULTANT will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board will determine in its discretion whether CONSULTANT will be granted any such equity awards and the terms of any such equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Healthcare. A separate healthcare payment of $24,000 annually will be paid on monthly basis. To CONSULTANT.

3.	CONSULTANT’s Status

CLIENT and CONSULTANT acknowledge that CONSULTANT is an independent contractor and is not nor shall be deemed to be an employee of CLIENT, nor shall he be entitled to any of the benefits provided by CLIENT to its employees unless otherwise paid or owed under the terms of this Agreement.

4.	Assignment

This Agreement and the rights and obligations specified herein are not assignable by CONSULTANT or by operation of law without the prior written consent of CLIENT, which in the case of an assignment to any affiliate, subsidiary or successor entity of CONSULTANT or Personnel shall not be unreasonable withheld. CLIENT shall be free to assign this Agreement and its rights and obligations hereunder to any affiliate, subsidiary or successor entity.

5.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the heirs, assigns (if any) and successors in interest of CLIENT.

6.	Warranties

Except as herein specifically stated and to the extent permitted by law, there are no warranties made by either party, express or implied. CONSULTANT agrees (a) to provide the services described herein according to the standard of care and competence provided by competent experienced CONSULTANTs of good reputation and status equal to CONSULTANT’s; (b) that any material, designs, concepts, etc. contributed in the performance of CONSULTANT’s services shall be wholly original with CONSULTANT and the use hereof by CLIENT will not in any way infringe upon or violate any rights whatsoever of any person or entity; and (c) that CONSULTANT will not employ any persons (other than the Personnel), contract for the purchase or lease of any material, nor make any agreement committing CLIENT to pay any sum of money or incur any other obligation whatsoever without first obtaining the prior written approval of CLIENT.

7.	Allocation of Liability and Indemnity

7.1	CONSULTANT shall not be liable for failure to provide the services set forth herein if such failure is due to force majeure, i.e., any cause or condition beyond CONSULTANT’s control.

7.2	The CLIENT shall indemnify CONSULTANT for any loss, claim, damage, demand or expense whatsoever arising out of the CONSULTANT’s performance of the services or in connection with this Agreement, unless such claims are caused by the gross, willful or intentional negligence of CONSULTANT or the breach of any of the CONSULTANT’s warranties and representations in this Agreement, in which case the CONSULTANT shall be liable.

7.3	Neither party shall be liable for consequential, special or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

8.	Arbitration

Any controversy or claim between CONSULTANT and CLIENT arising out of or relating to this Agreement or any breach of this Agreement shall be settled by arbitration.

9.	Injunctive Relief

9.1	CONSULTANT understands, acknowledges and agrees (A) that his services and the rights granted to CLIENT hereunder are of a special, unique, unusual and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law and (B) that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 9, CLIENT may suffer irreparable injury for which there is no adequate remedy at law, and accordingly CONSULTANT expressly agrees that CLIENT shall be entitled to seek injunctive relief and other equitable relief to prevent, or in the event of, a breach of this Agreement by CONSULTANT. CONSULTANT further acknowledges, however, that CLIENT shall have the right, in addition to immediate termination of this Agreement, to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

9.2	In the event of any failure or omission by CLIENT constituting a breach hereunder, CONSULTANT’s rights and remedies shall be limited to the right, if any, to obtain damages at law, and CONSULTANT shall have no right in such event to seek or obtain injunctive or other equitable relief or to rescind or terminate this Agreement or any of CLIENT’s rights hereunder, except as set forth in Section 1.2 above. CONSULTANT hereby waives any right to, or to seek, injunctive or other equitable relief in connection with any breach or alleged breach of this Agreement by CLIENT.

10.	Confidential Information

CONSULTANT understands that indeterminable and irreparable harm may come to CLIENT from disclosure of any proprietary information of CLIENT and therefore shall treat all such information as confidential and proprietary to CLIENT. CONSULTANT shall not disclose to any party not authorized by CLIENT to have same nor shall CONSULTANT duplicate, copy or use for any purpose other than performance under this Agreement any confidential information of CLIENT (defined for the purpose of this Agreement as data or information relating to CLIENT’s business which is not generally available to the public other than information which is obtained from a third party with no obligation of confidentiality to CLIENT or information which is developed independently without breach of this clause 10) of which CONSULTANT becomes aware in the course of rendering services hereunder. CONSULTANT agrees to take, at CLIENT’s request, all necessary and appropriate measures to ensure adherence with the terms of this paragraph. For purposes of this Section 10, “CLIENT” shall refer to CLIENT as well as its parent, affiliated and subsidiary entities. The contents of this paragraph shall survive the termination, cancellation or expiration of this Agreement.

11.	Integrity, Amendment, Severability, Forum

11.1	This Agreement expresses the binding and entire agreement between CLIENT and CONSULTANT and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof.

11.2	Any amendment hereto shall be valid only if in writing and signed by both parties.

11.3	If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity or enforceability of any other provision of this Agreement.

11.4	This Agreement shall be governed by the laws of Australia.

11.5	This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CardieX Limited. (“CLIENT”)

/s/ Randall King Nelson
Randall King Nelson | Non-Executive Director

AGREED AND ACCEPTED
This 20th day of July 2023

By CooperativeHealth, LLC (“CONSULTANT”)

/s/ Craig Cooper

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